TERMINATION AGREEMENT

     This TERMINATION AGREEMENT (this "Agreement"), dated as of October __, 2000 (the "Effective Date"), by and among Capsule Communications, Inc. (along with its predecessor U.S. WATS, Inc., the "Company"), Walt Anderson ("Anderson"), Gold & Appel Transfer, S.A. ("G&A") and Foundation for the International Non-Governmental Development of Space ("FINDS" and together with G&A, the "Investors").
                                RECITALS
                                ---------

     WHEREAS, the Company and the Investors have entered into a certain Investment Agreement dated May 19, 2000 (as amended, the "Investment Agreement"), pursuant to which the Investors jointly and severally agreed to purchase from the Company, and the Company agreed to sell to the Investors, additional shares of the Company's common stock, par value $.001 per share ("Common Stock"), in two installments for an aggregate purchase price of $3.0 million (the "Agreement").

     WHEREAS, as of June 30, 2000, the Company and the Investors entered into Amendment No. 1 to the Investment Agreement whereby they amended the terms and conditions of the Investment Agreement to provide for a modified installment payment schedule.

     WHEREAS, the Company and G&A have entered into a certain Stock Purchase Agreement (the "SPA") dated as of March 23, 1999, pursuant to which G&A purchased 900,000 shares of Common Stock.

     WHEREAS, the Company and G&A have entered into a certain Registration Rights Agreement (the "RRA") dated as of March 23, 1999, pursuant to which the Company granted G&A certain registration rights with respect to the 900,000 shares of Common Stock purchased on March 23, 1999.

     WHEREAS, the Company borrowed and incurred an obligation to repay an aggregate of $1,000,000 pursuant to agreements with G&A dated March 22, 2000 and April 9, 2000, and borrowed and incurred an obligation to repay an aggregate of $500,000 pursuant to agreements with FINDS dated March 22, 2000 and April 9, 2000 (such obligations and agreements, collectively, the "Indebtedness"), which Indebtedness was satisfied in full, cancelled and converted into Common Stock on May 19, 2000.

     WHEREAS, contemporaneously herewith, the Company and the Investors are entering into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Startec Global Communications Corporation ("Acquiror") and Stars Acquisition Corp. ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Acquiror.

     WHEREAS, as a condition to their willingness to enter into the Reorganization Agreement, Acquiror and Merger Sub have required that the parties hereto terminate the Investment Agreement, the SPA, the RRA, and all other agreements, contracts, obligations or other arrangements (written or oral) between or among any of G&A, FINDS, Anderson, any predecessor entity of G&A or FINDS, or any "affiliates" or "associates" of G&A, FINDS or Anderson, and the Company or any of the Company's predecessors, "affiliates" or "associates" (any such agreement, an "Additional Agreement"), and have required confirmation that the Indebtedness has been cancelled. For the
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purposes of this Agreement the terms "affiliates" and "associates" shall have the meanings assigned to them in Rule 405 promulgated under the Securities Act of 1933, as amended.

     WHEREAS, the parties hereto have agreed to terminate the Investment Agreement, the SPA, the RRA, and each Additional Agreement and to confirm cancellation of the Indebtedness, and to release each other from their respective remaining obligations under the Investment Agreement, the SPA, the RRA, the Indebtedness, and each Additional Agreement, subject to and in accordance with the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual releases, promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Recitals. The recitals set forth above are incorporated in and are made a part of this Agreement as if more fully restated below.

     2. Termination. Effective as of the Effective Date, the parties hereto acknowledge and agree that the Investment Agreement is terminated, that no further action is required by any party to effect such termination, and that none of the rights, obligations or other provisions of the Investment Agreement shall survive the Effective Date, and the parties hereto hereby confirm and acknowledge that the Indebtedness has been satisfied in full and cancelled and that no obligations remain outstanding thereunder. Each of G&A and the Company acknowledge and agree that, as of the Effective Date, each of the SPA and the RRA is terminated, that no further action is required by any party to effect such termination, and that none of the rights, obligations or other provisions of the SPA or the RRA shall survive the Effective Date. Each party hereto acknowledges and agrees that, effective as of the Effective Date, each Additional Agreement is terminated, that no further action is required by any party to effect such termination, and that none of the rights, obligations or other provisions of any Additional Agreement shall survive the Effective Date.

     3.     Release.   The parties hereto, on their own behalf and on behalf
of their respective personal representatives, successors and assigns, hereby mutually release and forever discharge each other, together with any and all of their respective directors, officers, agents, employees, attorneys, subsidiaries, affiliates, controlling persons, successors and assigns, from any and all claims, liabilities, obligations, debts, demands, actions, causes of action, suits, covenants, promises, judgments, contracts, damages, defenses, responsibilities, proceedings, omissions, trespasses and claims for relief of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, tangible or intangible, fixed or contingent, foreseeable or unforeseeable, and liquidated or unliquidated, whether at law or in equity, that any party may now have, have ever had or may in the future have, by reason of any matter, cause or thing whatsoever, arising under or in connection with the Investment Agreement, the SPA, the RRA, the Indebtedness and each Additional Agreement and the transactions contemplated thereby.

     4.     Miscellaneous.

          (a) Binding Effect; Entire Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and
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understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

          (b) Governing Law. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

          (c) Modifications. No amendment or modification to this Agreement shall be effective, unless the same is in writing signed by all parties hereto.

          (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof. If any provision of this Agreement is held to be invalid, such provision shall not be severed from this Agreement; instead, the scope of the rights and duties created thereby shall be reduced by the smallest extent necessary to conform such provision to applicable law, preserving to the greatest lawful extent the intent of the parties hereto to create such rights and duties as set out herein.

          (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.






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     IN WITNESS WHEREOF, the duly authorized representatives of Capsule
Communications, Inc., Walt Anderson, Gold & Appel Transfer, S.A., and Foundation for the International Non-Governmental Development of Space have executed this Termination Agreement as of the date first written above.

                              CAPSULE COMMUNICATIONS, INC.


                              By
                              Name:
                              Title:


                              GOLD & APPEL TRANSFER, S.A.


                              By:___________________________________
                              Name:
                              Title:


                              WALT ANDERSON


                              By:
                              Name:
                              Title:


                              FOUNDATION FOR THE NON-
                              GOVERNMENTAL DEVELOPMENT OF SPACE


                              By:___________________________________
                              Name:
                              Title: